Exhibit 12

THE ALLSTATE CORPORATION
COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

		For the Year ended December 31,
(in millions)		2003		2002		2001		2000		1999
1.	Income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	$3,571		$1,540		$1,285		$3,047		$3,907

	Fixed Charges:
2.	Interest on indebtedness	$275		$278		$248		$229		$129
3.	Interest factor of annual rental expense	43		43		57		50		50

4.	Total fixed charges (2+3)	$318		$321		$305		$279		$179

5.	Dividends on preferred securities of subsidiary trusts	8		15		69		63		59
6.	Total fixed charges and dividends on redeemable preferred securities (4+5)	$326		$336		$374		$342		$238

7.	Income from continuing operations before income taxes and fixed charges (1+4)	$3,889		$1,861		$1,590		$3,326		$4,086

8.	Ratio of earnings to fixed charges, excluding interest credited to contractholder funds(A)(B) (7/6)	11.9	X	5.5	X	4.3	X	9.7	X	17.2	X

9.	Interest credited to contractholder funds	$1,846		$1,764		$1,733		$1,503		$1,362
10.	Total fixed charges including dividends on redeemable preferred securities and interest credited to contractholder funds (6+9)	$2,172		$2,100		$2,107		$1,845		$1,600

11.	Income from continuing operations before income taxes and fixed charges including interest credited to contractholder funds (1+4+9)	$5,735		$3,625		$3,323		$4,829		$5,448

12.	Ratio of earnings to fixed charges (11/10)	2.6	X	1.7	X	1.6	X	2.6	X	3.4	X

(A)
The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(B)
In this presentation, interest credited to contractholder funds is excluded to promote transparency and allows users of this exhibit to quantify the impact of Interest credited to contractholder funds on the ratio of earnings to fixed charges.